Exhibit 10.4

AECOM

March 11, 2020

Michael S. Burke
1999 Avenue of the Stars, Suite 2600

Los Angeles, CA  90071

Dear Mike:

Reference is made to your letter agreement with AECOM (the “Company”) dated as of November 22, 2019 (the “Succession Letter”).  We are entering into this letter (this “Extension Letter”) with you in order to set forth our mutual understanding regarding your continued employment as Chief Executive Officer of the Company beyond your scheduled separation date on March 9, 2020.  In light of the current status of the search for your replacement, the board of directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders that you remain employed as Chief Executive Officer of the Company for a transition period in order to assist the Company as set forth in this Extension Letter.

Extension Period.  You will remain employed as the Chief Executive Officer of the Company on an at-will basis from and after March 10, 2020 through the first to occur of (i) the date on which a successor Chief Executive Officer is appointed by the Board,  and (ii) the date on which your employment terminates for any reason, whether at the Company’s or your initiative or due to your death or permanent disability (such earlier date, the “End Date” and the period from March 10, 2020 through the End Date, referred to herein as the “Extension Period”).  Unless otherwise agreed, your employment with the Company in all capacities will terminate automatically on the End Date.

Compensation.  While employed during the Extension Period, you will receive (1) base salary at the rate of $1,500,000 per year payable consistent with the Company’s ordinary payroll practices for its executives, and (2) benefits and perquisites consistent with past practice; provided that you will not be eligible to participate in the Company’s severance plans or policies, including the Change in Control Severance Policy for Key Executives.

Since you did not receive a fiscal year 2020 equity grant in December of 2019 due to your scheduled separation from the Company, as consideration for your continued employment as Chief Executive Officer of the Company during the Extension Period, and in recognition of your accomplishments thus far while serving as Chief Executive Officer of the Company during the 2020 fiscal year, on the first to occur of the End Date and the date on which fiscal year 2020 annual cash incentive awards are paid to senior executives of the Company in the ordinary course (and no later than December 31, 2020), subject only to your execution and the effectiveness of a release substantially in the form attached as Exhibit A to the Succession Letter (with such modifications as are necessary to reflect the changed facts and the payments and benefits previously received), you will receive a cash incentive retention award of $875,000 for each full and partial month (with such monthly amount to be prorated for any partial month based on the number of days you are employed in such month during the Extension Period) of your employment with the Company during the Extension Period (the “Incentive Retention Award”).  The Incentive Retention Award will be paid to you in a lump sum in cash on the business day immediately following the effective date of the release contemplated hereby.

In addition, upon your termination of employment for any reason, you will receive the following payments and benefits: (1) accrued but unpaid base salary, PTO (if any) that has been accrued and unused from

March 10, 2020 through and including the End Date and any vested benefits; (2) your outstanding performance earning program awards will be treated consistent with paragraph 3(b) of Exhibit A to the Succession Letter, and your stock options will remain exercisable consistent with paragraph 3(b) of Exhibit A of the Succession Letter; and (3) healthcare benefits consistent with your letter agreement with the Company dated as of May 8, 2018 (which will survive your execution of this Extension Letter and any release) and as described in paragraph 3(d) of Exhibit A of the Succession Letter to commence following your date of termination of employment.

Attorneys’ Fees.  You shall be reimbursed by the Company promptly following the date hereof for the documented legal fees you have incurred in connection with the legal advice and counsel you have received for the negotiation and documentation of both the Succession Letter and this Extension Letter in an amount not to exceed $65,000 in the aggregate.

Miscellaneous. All payments hereunder will be subject to applicable employment and tax withholding.  Nothing contained herein will impact your rights to receive the payments and benefits under Section 3 of the Release Agreement between you and the Company, dated as of March 9, 2020.

If you agree that this Extension Letter accurately represents our understanding, please sign and return an executed version of this Extension Letter, which will become a binding agreement on our receipt.

Very truly yours,

AECOM

	By:	/s/ David Gan
	Name:	David Gan
	Title:	Executive Vice President and Chief Legal Officer
Accepted and agreed:

/s/ Michael S.Burke
Michael S. Burke